Exhibit 10.6

OPERATING AGREEMENT
OF

TEXAS LOAD HOUSE, LLC

This Operating Agreement (“Operating Agreement” or “Agreement” as the case may be) of Texas Load House, LLC, a Texas limited liability company (the “Company”), effective as of May 28, 2026 (the “Effective Date”), is adopted by the Members of the Company and incorporates and implements the binding Letter of Intent dated May 20, 2026 between 10NetZero, Inc. (“10NZ”) and Big Digital Energy, Inc. (“BDE”) (the “LOI”). This Operating Agreement replaces in its entirety any prior operating agreement of the Company.

ARTICLE 1
GENERAL

1.1  Formation; Name; Offices. The Company has been formed as Texas Load House, LLC under the Texas Business Organizations Code (the “Code”). The principal office of the Company shall be in Fort Worth, Texas, or as subsequently designated by the Manager. The registered office of the Company required by the Code to be maintained in the State of Texas may be changed from time to time by the Managers.

1.2  Purpose. The purpose of the Company is to acquire, own, develop, finance, manage and operate the Cowtown Site and related assets and activities consistent with the LOI, and to engage in any lawful activity ancillary or related thereto.

1.3  Duration of the Company. The period of duration of the Company shall be perpetual unless it is earlier dissolved in accordance with this Operating Agreement or the Code.

1.4  Definitions.

“Assignee” means a person to whom Membership Interest has been transferred by a Member or Assignee in a Permitted Transfer, or in a Prohibited Transfer that the Company is required by law to recognize, but in either case who has not become a Member.

“Majority-in-Interest” means one or more Members owning more than 50% of the Membership Interest owned by all Members entitled to vote on the particular issue.

“Membership Interest” means a Member’s or Assignee’s economic interest in the Company. The term includes the Member’s or Assignee’s right to receive allocations of profits and losses and distributions as described in Article 6, and other rights and obligations under this Agreement or the Code of an Assignee who has not been admitted as a Member, but does not include any right to participate in management or any other right reserved under this Agreement or the Code exclusively to a Member.

“Proceeding” means (a) any threatened, pending, or completed action or other proceeding, whether civil, criminal, administrative, arbitrative, or investigative; (b) an appeal of any such proceeding; and (c) an inquiry or investigation that could lead to any such proceeding.

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“Transfer” means sell, transfer, assign, pledge or otherwise directly or indirectly dispose of or encumber, voluntarily or involuntarily (including, without limitation, disposition by way of intestacy, will, gift, bankruptcy, execution, hypothecation, seizure or sale of legal process, operation of law or otherwise).

“Cowtown Site” means the real property, project rights and related assets contemplated by the LOI to be acquired, owned, developed or operated by the Company, excluding the Solar T60 except as otherwise expressly provided herein.

ARTICLE 2
MEMBERS

2.1  Members. The initial Members of the Company are 10NZ and BDE. The Members and their addresses are set forth on Exhibit “A” attached hereto and incorporated herein by reference. Additional Members may be admitted only on terms and conditions unanimously agreed to in writing by the Members. The initial Membership Interest Percentages of the Members shall be set forth in Exhibit “B” and shall initially be 50% for 10NZ and 50% for BDE, subject to adjustment pursuant to the Equity Slide Mechanic set forth in Article 5.

2.2  Meetings. An annual meeting of the Members, to elect Managers and transact such other business as may be properly brought before the Members, shall be held within 180 days of the end of each of the Company’s fiscal years if requested in writing by a Majority-in-Interest before the end of the fiscal year. Special meetings of the Members may be called by the Managers or by the holders of not less than 50% of the membership interests in the Company, and only business within the purposes stated in the notice of a special meeting of the Members may be conducted at the meeting. Notice of meetings of the Members shall be written or printed, stating the place, day and hour of the meeting. In case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called and shall be delivered not less than 10 nor more than 50 days before the date of the meeting.

2.3  Quorum and Voting. The holders of all the Membership Interests entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of Members for the transaction of business. When a quorum is present at any meeting, except as otherwise provided in the Code or the Certificate of Formation, the vote of a majority of the Membership Interests present and entitled to vote at such meeting shall be the act of the Members. A Member will have one vote or a fraction of one vote for each 1% of voting membership interest or fraction of 1% voting Membership Interest owned by the Member. Cumulative voting is prohibited. A Member may vote in person or by proxy executed in writing by the Member or the Member’s duly authorized attorney-in-fact.

2.4  Lack of Authority. No Member (other than a Member acting in his capacity as a Manager) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditure on behalf of the Company.

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2.5  Company Property.

(a) All Company property shall be owned in the name of the Company and not in the name of any Member. No Member will have any interest in such Company property solely by reason of the Member’s status as a Member.

(b)  The Managers shall deposit or invest all funds of the Company in an account or accounts in the name of the Company. No funds other than the funds of the Company may be deposited therein. The funds in such accounts shall be used exclusively for the business of the Company (including distributions to the Members) and may be withdrawn only by persons approved by a Majority-in-Interest of the Members.

2.6  No State Law Partnership. The Members intend that the Company is not a partnership or joint venture, and that no Member is a partner or a joint venturer of any other Member for any purposes other than income tax purposes. No provision of this Agreement may be construed to suggest otherwise.

ARTICLE 3
MANAGERS

3.1  Sole Management by BDE; Authority of Manager. The Company shall be a manager-managed limited liability company. Except for the limited protective approval rights expressly set forth in this Agreement, the business, affairs, activities, policies and operations of the Company shall be managed exclusively by or under the direction of BDE, as the sole Manager of the Company. BDE, in its capacity as Manager, shall have sole and exclusive authority, power and discretion to direct and cause the direction of the management, policies, day-to-day operations, budgets, financing, development, construction, operation, leasing, contracting, disposition strategy and other activities of the Company, including the activities that most significantly impact the Company’s economic performance. No Member, solely in its capacity as a Member, shall have any right or authority to participate in the management or control of the Company, direct or veto Company activities, bind the Company, act for or on behalf of the Company, or exercise any approval, consent or decision-making right except to the extent expressly provided in this Agreement as a protective right that does not confer power to direct the Company’s significant activities. BDE shall serve as the sole Manager of the Company and shall have authority to designate officers, employees, contractors or agents to conduct the Company’s ordinary-course operations, subject only to the limitations on authority expressly set forth in this Agreement.

3.2  Number, Tenure and Qualification. The Company shall have one (1) Manager, and the sole and initial Manager shall be BDE. BDE shall hold office as Manager until its successor is appointed in accordance with this Agreement or until its earlier resignation, removal or replacement as expressly permitted herein. The Manager need not be a resident of the State of Texas nor a Member of the Company.

3.3  Vacancies; Replacement Manager. Any vacancy in the office of Manager shall be filled by BDE if BDE or an Affiliate of BDE then remains a Member or otherwise has the contractual right under this Agreement to designate the Manager; provided that, absent such designation right, any replacement Manager shall be appointed only with the unanimous written approval of the Members. No temporary vacancy shall confer management authority on any Member.

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3.4  Action by Manager. Because BDE is the sole Manager, action by BDE in its capacity as Manager shall constitute action by the Company with respect to all matters within the Manager’s authority under this Agreement. No meeting, quorum or vote of multiple Managers shall be required for BDE to exercise the Company’s management authority.

3.5  Removal. BDE may be removed as Manager only for Cause and only upon the unanimous written approval of the Members other than BDE and any Affiliate of BDE; provided, however, that any dispute regarding the existence of Cause, the sufficiency of notice, the validity of the required approval, the effectiveness of removal, or the appointment of a successor Manager shall be resolved in accordance with the dispute resolution procedures set forth in Section 3.7 of this Operating Agreement before any removal of BDE as Manager becomes effective, except to the extent emergency injunctive relief is reasonably necessary to prevent imminent and irreparable harm to the Company. Removal of BDE as Manager shall not be effective until both (i) any such dispute has been resolved in accordance with the dispute resolution procedures set forth in this Operating Agreement, if timely invoked, and (ii) a successor Manager has been appointed in accordance with Section 3.3 so that management authority remains continuously vested in a single Manager.

(b)  For the purposes of this Operating Agreement, “Cause” shall mean that, prior to any removal pursuant to this Section 3.5, a Manager shall have committed:

(i)  an intentional act or acts of fraud, embezzlement or theft constituting a felony and resulting or intended to result directly or indirectly in the gain or personal enrichment of the Manager at the expense of the Company; or

(ii)  the continued, repeated, intentional or willful refusal to perform the duties associated with the manager’s position with the Company, which is not cured within 45 days following written notice to the Manager.

For purposes of this Operating Agreement, no act or failure to act on the part of the Manager shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Manager not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

A Manager shall not be deemed to have been removed for Cause hereunder unless and until there shall have been delivered to the Managers a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Members other than BDE and any Affiliate of BDE at a meeting of the Members called and held for such purpose, after 10 days’ notice to the Manager and an opportunity for the Manager, together with his counsel (if the Manager chooses to have counsel present at such meeting), to be heard by the Members, finding that, in the good faith opinion of the Members, the Manager had committed an act constituting Cause as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Manager to contest the validity or propriety of such determination.

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3.6  Limitations on Managers’ Authority.

(a)  Subject to Section 3.6(b), the Managers may take any action outside the ordinary course of day-to-day operations without the prior written approval of all Members, including without limitation, incurring debt or suffering liens against Company assets, approval of annual budgets, power purchase agreements, facilities lease, decisions on development/expansion/construction, hiring and termination of employees and contractors, material amendment of project documents and transactions with affiliates or other related parties.

(b)  Without limitation of the provisions of 3.6(a) above, the Managers may not do any of the following acts without the written consent of all Members:

(i)  knowingly do any act in contravention of this Agreement or, when acting on behalf of the Company, engage in, or cause or permit the Company to engage in, any activity that is not consistent with the purposes of the Company;

(ii)  cause the Company to participate in any merger, consolidation, transfer, continuance, or conversion of the Company with or into any other person;

(iii)  cause the Company to issue any Membership Interest or admit any Member except as provided otherwise herein;

(iv)  sell or otherwise dispose of all or substantially all of the Company property, except in connection with winding up the Company as permitted in this Agreement;

(v)  initiate any capital call;

(vi)  cause the Company to enter into, amend, or terminate any contract, transaction, or arrangement with the Manager or any Affiliate of the Manager, or approve any fee, compensation, distribution, or reimbursement payable to the Manager or any Affiliate, other than as expressly set forth in this Agreement;

(vii) amend, modify, or waive any provision of this Agreement;

ARTICLE 4

STANDARDS OF CONDUCT & INDEMNIFICATION

4.1  Standards of Member & Manager Conduct

(a)  In General. The Managers shall manage and conduct the Company’s business in good faith and in a manner the Managers reasonably believe to be in the Company’s best interest. The Managers shall have a fiduciary duty to the Company and the Members to exercise commercially reasonable efforts, with candor, loyalty, in good faith and within their reasonable discretion, to manage the operations of the Company in such a way as to maximize the profitability of the Company for the benefit of the Members. A Manager does not violate its obligations under this Section 4.1(a) or the Code unless the Manager engages in conduct described in Section 4.4(a) below (relating to improper conduct).

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(b)  Outside Activities of Members. The Members and Managers may engage in or have an interest in other business ventures of every nature and description, independently or with others. Neither the Company nor any Member or Manager has, solely as a result of such person’s interest in the Company, any right to acquire any rights in or to any such other business venture or to the income or profits derived from any such other business venture. A Member or Manager has no duty to disclose any such similar or competing business venture to the Company or any Member or Manager, or to offer to the Company or any Member or Manager any prior opportunity to acquire an interest in such other business venture.

4.2  Limitation of Liability. To the maximum extent permitted under the Code, no Member or Manager of the Company (each an “Indemnified Person”) is liable for any debts, obligations or liabilities of the Company. Subject to Section 4.4, an Indemnified Person is not liable to the Company or any other Indemnified Person for any Damages arising from any Proceeding relating to the conduct of the Company business or relating to any act or omission by the Indemnified Person, INCLUDING ANY ACT OR OMISSION CONSTITUTING NEGLIGENCE, within the scope of the Indemnified Person’s authority in the course of the Company’s business, or for any misconduct or negligence on the part of any other person that is an employee or agent of the Company.

4.3  Indemnification by Company. To the fullest extent permitted by applicable law and subject to Section 4.4, the Company shall indemnify and hold harmless each Indemnified Person from and against any costs or expenses of any kind, including attorney’s fees, arising from any proceeding, actual or threatened, relating to the conduct of Company business or to any act or omission by such Indemnified Person, INCLUDING ANY ACT OR OMISSION CONSTITUTING NEGLIGENCE, within the scope of the Indemnified Person’s authority in the course of the Company’s business or for any misconduct or negligence on the part of any other person that is an employee or agent of the Company. An Indemnified Person’s expenses paid or incurred in defending itself against any proceeding, actual or threatened, shall be reimbursed as paid or incurred. The right to indemnification conferred in this Article is not exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, vote of Members, or otherwise.

4.4  Conduct Not Protected.

(a)  This Article does not operate to limit liability or to indemnify a Person to the extent the Person is found liable (pursuant to a final judgment of a court of competent jurisdiction) for:

(i) an act or omission that involves gross negligence, intentional misconduct, or a knowing violation of law;

(iii) a willful or reckless material breach of this Agreement or any other agreement relating to the Company’s business;

(iii) a breach of a Manager’s fiduciary duty described in Section 4.1(a) above; or

(iii) an act or omission for which indemnification is prohibited by law.

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(b)  No provision of this Agreement requires the Company to pay or incur any amount for which indemnification is not permitted under this Article.

(c)  Any payments made to or on behalf of a person who is later determined not to be entitled to such payments shall be repaid by the person to the Company. The Company may require, as a condition to the payment of any amounts pursuant to Section 4.3, that the Indemnified Person provide to the Company (i) a written affirmation by the Indemnified Person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Section 4.4; and

(ii) a written undertaking by or on behalf of the Indemnified Person to repay the amount paid or reimbursed if he has not met that standard or his indemnification is otherwise prohibited by law.

4.5  Survival. The indemnities provided for in this Agreement survive the transfer of an Indemnified Person’s interest in the Company, the termination of the Person’s status as a Member or other status giving rise to classification as an Indemnified Person, and the termination of this Agreement and the Company.

ARTICLE 5
CAPITALIZATION; BDE LOAN; EQUITY SLIDE

5.1  Total Capital; Contributions. The total initial capitalization of the Company shall be $10,000,000. 10NZ shall contribute $5,000,000 ($100,000 already contributed to the Escrow) as more fully described below. BDE shall contribute $5,000,000 in equity and shall make a $4,900,000 loan to the Company (the “Loan”), which Loan shall be conditioned upon the Company’s execution of a loan and security agreement in the form of Exhibit “C” attached hereto (the “LSA”) and which Loan shall be repaid by 10NZ as more fully described below in this Article 5. The parties contemplate the Loan will be funded as follows: an initial $1,900,000 escrow tranche (“Tranche 1”) and an $8,000,000 closing tranche (“Tranche 2”). A capital account shall be maintained for each Member in accordance with the rules of applicable Treasury Regulation, including but not limited to §1.704-1(b)(2)(iv) and/or any successor regulations (the “Capital Account”).

5.2  The Loan.

(a) Funding. BDE shall wire $9,900,000 total to the Company or, on behalf of the Company, to the title escrow (the “Escrow”) established in connection with the purchase and sale agreement for the Cowtown Site (the “PSA”), of which $5,000,000 shall be booked as BDE’s capital contribution in exchange for BDE’s 50% membership interest, and $4,900,000 shall be booked as the Loan to the SPV. Funds shall be wired in two tranches: (i) Tranche 1 of $1,900,000 funded on or about May 22, 2026 to the Escrow; and

(ii) Tranche 2 of $8,000,000 funded through Escrow at the closing of the PSA (the “Closing”).

(b) Tranche 1 Application. Upon receipt of Tranche 1 by Escrow, $1,000,000 of Tranche 1 shall be released by the Escrow agent to the seller of the Cowtown Site as the earnest money deposit required under the PSA. The remaining $900,000 of Tranche 1 shall be held in Escrow pending the Closing and applied to the purchase price at Closing.

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(c) Interest Rate. The LSA shall provide for the Loan to bear interest at the short-term Applicable Federal Rate (AFR) in effect on the date the BDE Loan is funded, computed on an actual/360-day basis, with accrued interest payable in full at maturity together with principal.

(d) Maturity. The LSA shall provide for Loan principal and accrued interest to be due in full ninety (90) days following the Closing (the “Repayment Deadline”). Prepayment is permitted at any time without premium or penalty.

(e) Slide Pledge. The Loan shall be secured by 10NZ’s pledge of its membership interest in the Company solely to effectuate the Equity Slide Mechanic described hereinbelow. The Slide Pledge shall not be enforceable as a remedy for any other default, breach, or claim by BDE. Foreclosure or transfer of 10NZ’s membership interest under the Slide Pledge is limited to the equity transfers contemplated by the Equity Slide and the Full Wipe-Out provision below.

In accordance with Article 17 of the LOI, BDE and 10NZ expressly agree that the rights, obligations, terms and conditions set forth in Article 2.3(e) of the LOI are hereby superseded in their entirety and replaced by the rights, obligations, terms and conditions set forth in this Agreement, and Article 2.3(e) of the LOI shall be of no further force or effect.

5.3  Repayment Window. The Company shall repay the Loan in full no later than the Repayment Deadline, with such repayment to be funded entirely by a corresponding capital call (the “Capital Call”) to 10NZ, which Capital Call shall be deemed made by the Managers and delivered to 10NZ as of the Closing without further action of any kind by the Company, the Managers or Members. No Equity Slide will accrue before the Repayment Deadline.

5.4  Equity Slide Mechanic. If 10NZ fails to fund or repay the entire Loan by the Repayment Deadline (a “Payment Default”), then 10NZ’ initial 50% Membership Interest in the Company shall transfer to BDE at a rate of 10% per month, prorated daily, for each month of continuing default (such transfers the “Equity Slide”). Any such transfer of equity to BDE shall be deemed vested immediately and regardless of subsequent payment by 10NZ of Loan principal or interest. In the event of a Payment Default, the Capital Call shall automatically be scaled down dollar-for-dollar in proportion to the Equity Slide such that the total project capital remains $10,000,000 and each member’s capital account aligns with its then-current ownership percentage. The Equity Slide shall cease upon funding of the scaled Capital Call required to cure the default with the date of such funding being the Cure Date. If the Payment Default continues for five months, BDE shall own 100% of the Membership Interests and 10NZ shall own 0%.

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5.5  Illustrative Example. By way of example, if 10NZ has $100,000 of capital contributed to date and the Loan is outstanding, assuming Closing on June 15, 2026 and a Repayment Deadline of September 13, 2026, if 10NZ funds its capital call on November 13, 2026 (two full months late):

(a) equity slides 20 percentage points, resulting in BDE 70% / 10NZ 30%;

(b) BDE’s target capital at 70% is $7,000,000, so $2,000,000 of the Loan principal reclassifies as additional BDE equity;

(c) 10NZ’s target capital at 30% is $3,000,000, so 10NZ’s capital call is $2,900,000; and

(d) 10NZ funds $2,900,000 to the Company, the Company repays BDE $2,900,000 of the Loan, and the remaining $2,000,000 of Loan principal is extinguished via conversion to BDE equity.

4.5 Full Wipe-Out. If 10NZ has not funded the Capital Call (as scaled down per Section 5.4) within five (5) months of the Repayment Deadline, 10NZ’s equity in the Company shall have transferred in full to BDE under the Equity Slide Mechanic, resulting in BDE owning 100% of the Membership Interests and 10NZ owning 0%, and the BDE Loan shall be fully extinguished against BDE’s 100% equity stake.

ARTICLE 6

COMPANY PROFITS, LOSSES AND DISTRIBUTIONS

6.1  Generally. Except as otherwise unanimously approved by the Members, available cash shall be distributed in the following order: first, to debt service and required payments; second, to reserves reasonably established by the Manager and approved by both Members; third, to tax distributions as determined in good faith; and thereafter to the Members pro rata in accordance with their respective Membership Interest Percentages as adjusted from time to time. Notwithstanding the foregoing, all profits and losses of the Company and all Company income, gains, deductions, losses and credits for federal income tax purposes shall be allocated to the Members in accordance with the applicable provisions of the Internal Revenue Code and/or any successor statute(s).

6.2  Limitation on Distributions.

(a)  The Company may not make a distribution to a Member or Assignee if it would render the Company insolvent, determined in accordance with relevant provisions of the Code.

(b)  The Members shall look solely to the assets of the Company for any distributions, including liquidating distributions. If the assets of the Company remaining after the payment or discharge, or the provision for payment or discharge, of the Company liabilities are insufficient to make any distributions, no Member has any recourse against the separate assets of any other Member.

6.3  No Right to Partition or Distributions in Kind. No Member has any right, and waives any right that it might otherwise have had, to cause any Company property to be partitioned and/or distributed in kind. Except as a Majority-in-Interest may deem appropriate pursuant to Section 8.2 (relating to liquidation), the Company may not make any distributions in kind.

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6.4  Recovery of Erroneous Distributions. If the Company has, pursuant to any clear and manifest accounting or similar error, distributed to any Member an amount in excess of the amount to which the Member is entitled pursuant to this Agreement, the Member shall reimburse the Company to the extent of such excess, without interest, within 30 days after demand by the Company, failing which the Company shall have a right to offset the excessive amount against the Member’s right to future distributions.

6.5  Excluded Assets- Solar T60. The Solar Taurus 60 gas turbine generator set located at the Cowtown Site (the “Solar T60”) is expressly excluded from the assets contributed to or owned by the Company and shall be retained by 10NZ.

(a)  Purchase Price Allocation. The Solar T60 shall be allocated no separate stated value in the Cowtown Site purchase, with the full $10,000,000 purchase price allocated to the Cowtown Site real property and remaining improvements for purposes of the Company’s tax basis. 10NZ accepts the Solar T60 at a corresponding $0 tax basis and assumes any future tax consequences (including §1245 recapture) upon sale or disposition.

(b)  Removal. 10NZ shall have the right, but not the obligation, to remove the Solar T60 from the Cowtown Site within one hundred eighty (180) days following the Closing, at 10NZ’s sole cost and expense.

(c)  Post-Removal-Window Storage. If 10NZ has not removed the Solar T60 by the end of the 180-day window, 10NZ may continue to store the unit on-site indefinitely at a fair market storage rate to be paid by 10NZ to the Company, with the rate set by reference to comparable industrial equipment storage rates in the local market.

(d)  Insurance and Risk of Loss. 10NZ shall maintain customary property insurance covering the Solar T60 at all times from Closing through removal (and during any post-removal-window storage period), naming the Company as an additional insured. Risk of loss for the Solar T60 remains with 10NZ throughout.

(e)  Disposition Proceeds. Upon any disposition, sale, or transfer of the Solar T60 by 10NZ (or any 10NZ-affiliated successor in interest) at any time and in perpetuity, 10NZ shall pay BDE twenty percent (20%) of the gross proceeds within thirty (30) days of receipt. For non-cash dispositions (including contributions to affiliated entities, in-kind transfers, or trade-ins), gross proceeds shall be the fair market value of the Solar T60 at the time of transfer, determined in good faith by the parties or, if disputed, by an independent appraiser jointly selected. Insurance proceeds received by 10NZ on account of casualty or loss of the Solar T60 are not subject to this provision.

6.6  BDE Walk Rights — 10NZ Disclosure Defects. If, prior to the Closing, BDE’s diligence reveals a material defect, misrepresentation, or undisclosed matter (a) attributable to 10NZ, (b) arising from information or disclosures made by 10NZ to BDE, or (c) that 10NZ knew or reasonably should have known and failed to disclose (each, a “10NZ Disclosure Defect”), BDE may, upon written notice to 10NZ, terminate this LOI. In such event, (i) any portion of Tranche 1 still held in Escrow shall be returned to BDE; (ii) the $1,000,000 Deposit, to the extent forfeited or unrecoverable from the seller, shall be borne by 10NZ; and (iii) 10NZ shall reimburse BDE for reasonable third-party diligence costs incurred.

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6.7  Seller-Side Defects. If, prior to the Closing, the parties identify a material defect, misrepresentation, or breach (a) attributable to the seller of the Cowtown Site, (b) arising from seller disclosures or seller representations in the PSA, or (c) constituting a seller breach of the PSA (each, a “Seller Defect”), both Members shall jointly pursue the seller for cure, specific performance, deposit recovery, or damages, as appropriate. Costs of joint pursuit shall be shared 50/50 between the parties. For the avoidance of doubt, information and documents originating from the seller that 10NZ delivers to BDE without modification or material summary shall be deemed Seller disclosures and not 10NZ disclosures, except to the extent 10NZ knew or reasonably should have known of any inaccuracy or omission therein.

6.8  Loss Allocation on Seller Defect. If joint pursuit of the seller does not result in cure or full recovery, and the transaction does not close as a result of a Seller Defect: (i) any portion of Tranche 1 still held in Escrow shall be returned to BDE; (ii) the $1,000,000 Deposit, to the extent forfeited or unrecoverable, shall be shared 50/50 between the parties (with 10NZ’s share offset against 10NZ’s $100,000 of development capital to the extent available); and (iii) each party shall bear its own diligence costs.

ARTICLE 7
TRANSFER RESTRICTIONS

7.1  Transfer By Member.

(a)  Restriction on Transfer. Except as otherwise specifically provided in this Article 7, a Member shall not Transfer a Membership Interest to any Person and any attempted Transfer shall be ineffective to Transfer any such Interest, unless a Majority in Interest of the non-transferring Members consent to the Transfer. The transferee of a Membership Interest shall become an Assignee unless all of the non-transferring Members shall consent in writing to the transferee becoming a Member.

(b)  Permitted Transfers; Slide Pledge. A Member may, without the consent of any other Member, Transfer all or a portion of such Member’s Membership Interest to an entity owned and controlled by such Member or its applicable principal for estate planning, reorganization or similar purposes, provided that the transferee agrees in writing to be bound by this Agreement. In addition, 10NZ grants and permits a limited pledge or deemed transfer solely to implement the Equity Slide Mechanic described in Article 5. Any subsequent Transfer by a permitted transferee remains subject to this Article 7.

(c)  Status of Transferee. A transferee who has not been admitted to the Company as a Member, shall be deemed an Assignee and shall have only the right to receive the share of Profits, Losses, cash distributions, Capital Account, and Liquidation Proceeds attributable to the transferred Membership Interests, but shall not have the right to vote on any matter, bind the Company to any agreement, participate in management, review the Company’s books and records, or have any other right. Except where provided otherwise herein, the Membership Interest of an Assignee shall be treated in the same manner as the Membership Interest of a Member controlled by the former spouse of a Divorced Principal pursuant to the provisions of 7.3(c) below.

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7.2  Prohibited Transfers. Notwithstanding any other provision of this Agreement, no Transfer may be made of a Member’s Interest or any portion thereof or any issuance of a Membership Interest to the extent that any such Transfer or issuance: (a) would result in the termination of the Company for federal income tax purposes (except with the consent of the Managers, (b) would violate any federal or state securities laws, (c) is made to a Person who does not agree to be subject to the terms of this Agreement, and in the case of a Person that is an entity, such owners of the entity do not agree to be subject to the terms of this Agreement, (d) is made to a Person who does not agree to execute such documents as the Managers may reasonably require to reflect the Person agreeing to be subject to the terms of this Agreement, (e) would cause a default under the terms of any indebtedness of the Company or would otherwise violate the terms of any agreement between the Company and another party, or (f) is made to a minor or to a Person who is incompetent or insane; and any attempted assignment in violation hereof shall be ineffective to transfer any such Interest. Any Transfer of a Member’s Interest in the Company or issuance of an Interest in contravention of this Agreement (a “Prohibited Transfer”) shall be null and void and if a Member attempts to make a Prohibited Transfer, then the Managers shall be entitled to take any and all action which may be necessary or appropriate to defeat or prevent the Prohibited Transfer. Except as otherwise required by law, the Company and the Members shall treat a Prohibited Transfer as void and shall recognize the assignor as continuing to be the owner of the Membership Interest that was purportedly Transferred. If the Company is required by law to recognize a Prohibited Transfer, the transferee shall be denied the rights of a Member to the fullest extent permitted under the Code. Any person who becomes a Member by Transfer assumes all of the obligations of his transferor, including without limitation liabilities unknown to the transferee at the time the transferee became a Member. The Members may enter into an agreement concerning the assignment and transfer of their Membership Interests.

7.3  Basis Adjustment. Upon the transfer of all or part of a Membership Interest in the Company, at the request of the transferee of the interest, the Managers may, in their sole discretion, cause the Company to elect, pursuant to Section 754 of the Internal Revenue Code or the corresponding provisions of subsequent law, to adjust the basis of the Company properties as provided in Sections 734 and 743 of the Internal Revenue Code.

7.7 Effect of Equity Slide. Any transfer, pledge, assignment or deemed transfer necessary to implement the Equity Slide Mechanic shall be deemed authorized by this Agreement and shall not constitute a Prohibited Transfer, provided that the transfer is limited to the Membership Interest adjustment expressly contemplated by Article 5.

ARTICLE 8

DISSOLUTION LIQUIDATION AND TERMINATION

8.1  Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of either of the following events: (i) the adoption by the Managers and approval by all of the Members of a resolution providing that the Company shall be dissolved as of the date specified therein; or (ii) the entry of a decree of judicial dissolution under Article 6.02 of the Code.

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8.2  Liquidation. Upon dissolution of the Company, the Company shall continue solely for the purpose of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the Managers shall designate one or more Managers or other persons (the “Liquidating Trustees”) to accomplish the winding up of the business and affairs of the Company. Upon their designation, the Liquidating Trustees shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Operating Agreement and the Code. In winding up the business and affairs of the Company, the Liquidating Trustees may take any and all actions that they determine in their sole discretion to be in the best interests of the Members. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Liquidating Trustees to minimize losses that may result from a liquidation. Notwithstanding the foregoing or any other provision of this Operating Agreement, to the extent distributions are made in connection with a liquidation, such distributions shall be made in accordance with Article 6 above.

ARTICLE 9
NOTICE

9.1  Form of Notice. Whenever under law, the Certificate of Formation or this Operating Agreement any notice (including, but not limited to, notice of annual and special meetings) is required to be delivered to any Member or Manager, such notice shall be given personally (including, but not limited to, written notice delivered personally or telephonic notice) or in writing, by mail, postage prepaid, by electronic mail or facsimile transmission addressed to such Member or Manager at the address, telephone number, email address or fax number given for such Member or Manager in Exhibit “A” attached hereto and incorporated herein for all purposes, or at such other address, telephone number, email address or telecopier number as the Member or Manager may specify by notice to the Managers. Any notice required or permitted to be delivered by mail shall be deemed to be delivered three days following the date when the same shall be deposited in the United States mail with correct postage affixed.

9.2  Waiver. Whenever any notice is required to be given to any Member or Manager, a waiver thereof in writing, signed by the person(s) entitled to such notice, whether or after the time required for the notice, shall be equivalent to the giving of such notice.

ARTICLE 10

AMENDMENTS TO OPERATING AGREEMENT

10.1  Amendment by Managers. This Operating Agreement may not be amended, adopted, modified or repealed, or a new Operating Agreement adopted by the Managers.

10.2  Amendment by Members. The Members of the Company may amend, adopt, modify or repeal this Operating Agreement, or adopt a new Operating Agreement, at any duly called and held meeting of the Members at which all Members are present by the affirmative vote of all of the Members.

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ARTICLE 11
ADMINISTRATIVE MATTERS

11.1  Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

11.2  Company Records. The Managers shall keep, or cause to be kept, at the principal office of the Company, correct and complete books and records of account and other appropriate records of the Company. If the registered office of the Company is at any time not also the principal office of the Company, the Company shall keep in its registered office and make available to the Members on reasonable request, the street address of its principal office in which the above-described records are maintained. Alternatively, any Member shall be entitled to receive, and after no more than 10 days following a Member’s request the Manager shall provide, a copy of the correct and complete books and records of account of the Company.

11.3  Financial Information. As soon as is reasonably practicable after the end of each Company fiscal year, the Managers shall cause to be prepared and furnished to each Member, at Company expense, a balance sheet of the Company (dated as of the end of the fiscal year then ended), and a related statement of income, loss and change in financial position for the Company (for the same year). Such financial information shall reflect the beginning balance in each Member’s Capital Account as of the first day of such year, all distributions of cash made to each Member during the year, and the ending balance in each Member’s Capital Account as of the last day of the year and is not required to be audited.

11.4  Company Tax Returns. Subsequent to the close of each fiscal year of the Company, the Managers, at the expense of the Company, shall prepare or cause to be prepared all required Company tax returns and, in connection therewith, shall make any available or necessary elections (including elections with respect to the useful lives of the assets of the Company and the rates of depreciation on such assets). The Managers shall thereafter furnish the Members with all such tax information regarding the Company as is required to be set forth in each Member’s respective income tax return(s).

11.5  Tax Matters Partner. Cody Smith is hereby appointed as the Company’s point of contact with the IRS for purposes of compliance with the Internal Revenue Code and relevant federal regulations.

11.6  Partnership Tax Treatment; Section 754 Election. The Members intend that the Company be treated as a partnership for U.S. federal income tax purposes. Capital accounts shall be maintained in accordance with applicable Treasury Regulations under Section 704(b) of the Internal Revenue Code. The Manager may cause the Company to make an election under Section 754 of the Internal Revenue Code where permitted and reasonably advisable.

11.7  Confidentiality. Each Member shall maintain the confidentiality of non-public Company information and transaction information, subject to disclosure required by law, court order, regulatory process, financing sources, professional advisors, or as otherwise approved in writing by the Members.

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ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1  Resignation. Any manager or agent may resign by giving written notice to any Member or other Manager. Such resignation shall take effect at the time specified therein, or immediately if no time is specified therein. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

12.2  Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural, and conversely. If any part of this Operating Agreement shall be held invalid or inoperative for any reason, then, as is possible and reasonable, the remaining part shall be valid and operative, and effect shall be given so far as possibly consistent with the intent manifested by the part held invalid or inoperative. This Agreement shall not be construed against any party by reason of that party having drafted the Agreement or any part of it.

12.3  Binding Effect. Subject to the restrictions on dispositions set forth in this Operating Agreement, this Operating Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

12.4  Dispute Resolution. All disputes between the Members or the Managers shall be addressed first through good-faith negotiation among the Members. If the dispute is not resolved through negotiation, either Member may initiate non-binding mediation, with the costs of such mediation shared equally between 10NZ and BDE. If the dispute is not resolved at mediation, either party may initiate arbitration under AAA’s Commercial Arbitration Rules, to be finally resolved by a single arbitrator in a reasoned, final, and binding decision that determines all matters in dispute and designates the Prevailing Party. The ‘Prevailing Party” shall mean the party in dispute who substantially prevails on the principal disputed issues or obtains the greater relief in the arbitration. The above notwithstanding, no negotiation, mediation, arbitration, or dispute process shall confer on any Member management authority over the Company or limit the Manager’s sole authority to direct Company activities except as expressly provided in this Agreement. The party who is not the prevailing party shall be responsible for all costs and expenses of the arbitration, including the prevailing party’s legal fees.

12.5  Governing Law; Venue; Specific Performance. THIS OPERATING AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS OPERATING AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. Subject to the arbitration provisions applicable to deadlocks and disputes, venue for any permitted court proceeding shall be in Tarrant County, Texas. The Members acknowledge that breaches of this Agreement may cause irreparable harm and that specific performance and injunctive relief may be available in addition to any other remedies.

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12.6 Further Assurances. In connection with this Operating Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and those transactions.

12.7 Headings. The headings used in this Operating Agreement have been inserted for administrative convenience only and do not constitute matters to be construed in interpretation and construction of this Operating Agreement.

ARTICLE 13
RECIPROCAL SITE PARTICIPATION

13.1 10NZ Participation in BDE Site. BDE commits to offering 10NZ the opportunity to partner with BDE on one additional site within BDE’s development pipeline (the “Reciprocal Site”). The Reciprocal Site shall be selected by mutual agreement of the parties, with BDE sharing reasonable diligence materials on candidate sites upon request by 10NZ.

13.2 Reciprocal Site Terms. Commercial terms, ownership percentage, capital contributions, and governance for 10NZ’s participation in the Reciprocal Site shall be negotiated in good faith and documented in a separate term sheet or LOI, with target structure substantially symmetric to the arrangement contemplated herein. Failure to agree on Reciprocal Site terms shall not affect the binding nature of this Article 13.

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CERTIFICATE

The undersigned, being all the Managers and Members of the Company, hereby certify that the foregoing Operating Agreement was duly adopted and effective as of the 28th day of May, 2026.

MEMBERS:

10NetZero, Inc.

/s/ Joel Fulford
Name:	Joel Fulford
Title:	President

Big Digital Energy, Inc.

/s/ Cody Smith
Name:	Cody Smith
Title:	COO

OPERATING AGREEMENT	17

EXHIBIT “A”

MEMBER	ADDRESS

10NetZero, Inc.
c/o Joel Fulford
President

With a copy to:	Caleb Rawls
Rawls Law Office, P.C.
3010 LBJ Freeway, Suite 1200
Dallas, TX 75234 caleb@calebrawlslaw.com

Big Digital Energy, Inc.
c/o Cody Smith
Chief Operating Officer

With a copy to:	Big Digital Energy, Inc.
c/o Kaliste Saloom
General Counsel
950 Railroad Ave.
Midland, PA 15059
kaliste.saloom@bigdigital.energy

OPERATING AGREEMENT	18

EXHIBIT “B”
MEMBERSHIP INTEREST PERCENTAGES

MEMBERSHIP INTEREST MEMBER PERCENTAGE

10NetZero, Inc.	50%

Big Digital Energy, Inc.	50%

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